RBC FUNDS TRUST

Exhibit to Item 77Q1(e)

Copies of Any New or Amended Registrant Investment Advisory
Contracts

On December 11, 2017, the Investment Sub-Advisory Agreement between RBC Global Asset Management (U.S.) Inc. and RBC Global Asset Management (UK) Limited dated December 20, 2013 was amended (the "Amendment") to include the RBC Emerging Markets Value Equity Fund in the Fee Schedule. A copy of the Amendment is incorporated by reference to Exhibit (d)(11)(ii) of Post-Effective Amendment No. 118 to the Registration Statement filed with the SEC via EDGAR on December 11, 2017. (Accession No. 0000897101-17-001593).

On December 18, 2017, the Master Investment Advisory Agreement between RBC Funds Trust and RBC Global Asset Management (U.S.) Inc. dated September 1, 2011 was amended (the "Amendment") to change the Annual Fee Rate for the RBC Ultra-Short Fixed Income Fund and RBC Global Opportunities Fund. A copy of the Amendment is incorporated by reference to Exhibit (d)(8)(iv) of Post-Effective Amendment No. 122 to the Registration Statement filed with the SEC via EDGAR on January 26, 2018. (Accession No. 0000897101-18-000066).